UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2010 (January 11, 2010)

AMERICA’S SUPPLIERS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-27012	27-1445090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7575 E. Redfield Rd.
Suite 201
Scottsdale, AZ 85260
(Address of principal executive offices) (Zip code)

480-922-8155
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 11, 2010, Hugo Domingos notified the Board of Directors (the “Board”) of America’s Suppliers, Inc. (the “Company”) that effective immediately he is resigning from the Board. Mr. Domingos’ resignation is purely personal in nature and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 11, 2010, the Board appointed Justiniano Gomes, age 31, as a member of the board of directors to fill the vacancy resulting from the resignation of Hugo Domingos.

Justiniano Gomes is currently controller at Amorim Holding Financeira, a Portuguese investment company. He joined the Amorim Group of companies in October 2008. From January 2003 through to September 2008, Mr. Gomes worked at Sociedade Portuguesa de Inovacão as Chief Financial Manager. In this role, Mr. Gomes provided consultancy, training and research and development regarding budgetary control, consolidation and assessment of representative officials. Since January 2006, Mr. Gomes has been an accounting manager responsible for accounting and budgetary control for Debaixo D'Olho, Serviços Culturais, Lda, a company primarily dedicated to photography and web design services. Since January 2006, Mr. Gomes has been an accounting manager responsible for accounting and budgetary control for Accive Insurance - Maia, an insurance company. Since January 2006, Mr. Gomes has been a partner accounting manager responsible for strategic development and accounting budgetary controls for BlueStains, Concepão e Comercialização de Artigos Temáticos, Lda, a company that develops innovative concepts for cultural products, such as t-shirts. From January 2005 until December 2008, Mr. Gomes worked as an accounting manager responsible for accounting budgetary control for Cores Livres, Obras de Arte e Molduras, Unipessoal, Lda. From January 2004 until December 2005, Mr. Gomes worked as an accounting manager responsible for accounting budgetary control for Rial & Ponte, Lda. Mr. Gomes received a Master of Science, specializing in Finance, in 2009, and a degree in Economics in 2002 from University of Porto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICA’S SUPPLIERS, INC.

Dated: January 15, 2010	By:	/s/ Peter Engel
Name: Peter Engel
Title: Chief Executive Officer, President & Chairman